As filed with the Securities and Exchange Commission on November 12, 2010

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

SIX FLAGS ENTERTAINMENT CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	13-3995059
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

924 Avenue J East
Grand Prairie, TX  75050
(Address of Principal Executive Offices)

SIX FLAGS ENTERTAINMENT CORPORATION EMPLOYEE STOCK PURCHASE PLAN

(Full title of the plan)

Lance Balk, Esq.

General Counsel

Six Flags Entertainment Corporation

230 Park Avenue, 16th Floor

New York, NY 10169

(Name and address of agent for service)

(212) 652-9403

(Telephone number, including area code, of agent for service)

Copies of Communications to:

Danielle Bernthal, Esq.
Assistant General Counsel

Six Flags Entertainment Corporation

230 Park Avenue, 16th Floor

New York, NY 10169

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See definition of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐		Accelerated filer ☐

Non-accelerated filer ☒	(Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share		Proposed maximum aggregate offering price		Amount of registration fee
Common Stock, par value $0.025 per share	500,000	$52.50	(2)	$26,250,000	(2)	$1,872

(1)   Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement also covers an indeterminate number of additional shares of the Registrant’s Common Stock with respect to the shares registered hereunder in the event of a stock split, stock dividend or similar transaction.

(2)   Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act based on the average of the high and low sales prices of the Registrant’s Common Stock on the New York Stock Exchange under the trading Symbol “SIX” on November 10, 2010.  The stated registration fee is paid herewith.

STATEMENT UNDER GENERAL INSTRUCTION E.

REGISTRATION OF ADDITIONAL SECURITIES

EXPLANATORY NOTE

This Registration Statement on Form S-8 (the “Registration Statement”) registers future issuances of up to 500,000 shares of Common Stock, $0.025 par value per share, of the Registrant, issuable upon purchase by eligible employees under the Six Flags Entertainment Corporation Employee Stock Purchase Plan.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The information called for in Part I of Form S-8 will be given to employees as required by Rule 428(b)(1) promulgated under the Securities Act and is not being filed or included in the Registration Statement (whether by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”). These documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The Registrant hereby incorporates by reference into this Registration Statement the following documents previously filed with the Commission:

(a)           the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on March 5, 2010, and the Amendment to the Annual Report on Form 10-K for the fiscal year ended December 31, 2009, filed on April 26, 2010;

(b)           the Registrant’s Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2010, June 30, 2010 and September 30, 2010, filed on May 17, 2010, August 16, 2010 and November 12, 2010, respectively;

(c)           the Registrant’s Current Reports on Form 8-K on May 4, 2010, May 11, 2010, May 14, 2010, May 24, 2010, June 4, 2010, June 17, 2010, June 21, 2010 (two filings), August 11, 2010, August 18, 2010, August 23, 2010, August 26, 2010, September 13, 2010 and September 30, 2010; and

(d)           the description of the Registrant’s Common Stock, par value $0.025 per share, set forth in its Registration Statement on Form 8-A filed on June 17, 2010.

In addition, all of the Registrant’s reports filed with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), after the date of this Registration Statement and prior to filing a post-effective amendment which indicates that all securities offered hereby have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such reports.

Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained in any subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 5.  Interests of Named Experts and Counsel.

The validity of the shares of Common Stock offered hereby has been passed upon for the Registrant by Mr. Lance Balk, Executive Vice President and General Counsel of the Registrant.  Mr. Balk is an officer and full-time employee of the Registrant and holds, subject to certain restrictions, options to purchase shares of Common Stock of the Registrant and restricted stock units convertible into shares of Common Stock of the Registrant.

Item 6.  Indemnification of Directors and Officers.

The Registrant is incorporated under the laws of the State of Delaware.  Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify any persons who are, or are threatened to be made, parties to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person is or was a director, officer, employee or agent of such corporation, or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding, if such person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.  Section 145 of the DGCL further authorizes a corporation to purchase and maintain insurance on behalf of any indemnified person against any liability asserted against him or her and incurred by him or her in any indemnified capacity, or arising out of his or her status as such, regardless of whether the corporation would otherwise have the power to indemnify him or her under the DGCL.

In accordance with Section 102(b)(7) of the DGCL, Article VIII of the Certificate of Incorporation of the Registrant (the “Certificate of Incorporation”) provides that directors shall not be personally liable to the Registrant or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent that such exemption from liability or limitation thereof is not permitted by the DGCL as the same exists or may be amended.  If the DGCL is amended to authorize corporate action further limiting or eliminating the liability of directors, then the liability of a director to the Registrant or its stockholders shall be limited or eliminated to the full extent permitted by the DGCL, as so amended.

Pursuant to Article IX, Section 1 of the Certificate of Incorporation, the Registrant will indemnify and hold harmless, to the fullest extent not prohibited by applicable law as it presently exists or may hereafter be amended, any person (a “Covered Person”) who was or is made or is threatened to be made a party or is otherwise involved in any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (a “proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Registrant or, while a director or officer of the Registrant, is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation or of a partnership, joint venture, trust, enterprise or nonprofit entity, including service with respect to employee benefit plans, whether the basis of such proceeding is alleged action in an official capacity as a director, officer, employee or agent, or in any other capacity while serving as a director, officer, employee or agent, against all liability and loss suffered and expenses (including, without limitation, attorneys’ fees, judgments, fines, ERISA excise taxes and penalties and amounts paid in settlement) reasonably incurred or suffered by such Covered Person in connection with such proceeding, and such right to indemnification shall continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators.  Notwithstanding the preceding sentence, the Registrant shall be required to indemnify a Covered Person in connection with a proceeding (or part thereof other than a mandatory counterclaim) commenced by such Covered Person only if the commencement of such proceeding (or part thereof other than a mandatory counterclaim) by the Covered Person was authorized in the specific case by the Board.  The right to indemnification conferred by the Certificate of Incorporation shall be a contract right that shall fully vest at the time the Covered Person first assumes his or her position as a director or officer of the Registrant and shall include the right to be paid by the Registrant the expenses incurred in defending or otherwise participating in any such proceeding in advance of its final disposition.

Pursuant to Article IX, Section 2 of the Certificate of Incorporation, the Registrant will to the fullest extent not prohibited by applicable law pay the expenses (including, without limitation, attorneys’ fees) incurred by a Covered Person in defending, testifying, or otherwise participating in any such proceeding in advance of its final disposition; provided, however, that, if the DGCL requires, an advancement of expenses incurred by a Covered Person in his or her capacity as a director or officer of the Registrant (and not in any other capacity in which service was or is rendered by such Covered Person, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Registrant of an undertaking, by or on behalf of such Covered Person, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal that such Covered Person is not entitled to be indemnified for such expenses under Article IX of the Certificate of Incorporation or otherwise.

In addition to the provisions of the Certificate of Incorporation, the Registrant has entered into indemnification agreements with all of its directors and officers, to indemnify the directors and officers to the fullest extent permitted by applicable law (in addition to any indemnification rights provided in the Certificate of Incorporation or Bylaws of the Registrant). The indemnification agreements may require the Registrant, among other things, to indemnify its directors and officers against certain liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors and officers insurance if available on reasonable terms.

As permitted by to Section 145 of the DGCL and the Certificate of Incorporation, the Registrant also maintains directors and officers insurance to insure such persons against certain liabilities.

Item 8. Exhibits.

5.1	Opinion of Lance Balk, Esq., Executive Vice President and General Counsel

23.1	Consent of Lance Balk, Esq., Executive Vice President and General Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

99.1	Six Flags Entertainment Corporation Employee Stock Purchase Plan

Item 9.  Undertakings.

(a)           The Registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)            To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)           That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof;

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)           The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the

Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

POWER OF ATTORNEY AND SIGNATURES

That each person whose signature appears below constitutes and appoints Lance Balk and Walter Hawrylak, and each of them, his true and lawful attorney-in-fact and agent, each with full power of substitution, to act for him and in his name, place and stead, in any and all capacities to sign any and all amendments (including post-effective amendments) to this Registration Statement on Form S-8 and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing which they, or any of them, may deem necessary or advisable to be done in connection with this Registration Statement on Form S-8 as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents or any of them, or any substitute or substitutes for any or all of them, may lawfully do or cause to be done by virtue hereof.

SIX FLAGS ENTERTAINMENT CORPORATION

By:	/s/ James Reid-Anderson
	Name:	James Reid-Anderson
	Title:	President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ James Reid-Anderson	Chairman of the Board of Directors, President and Chief Executive Officer	November 12, 2010
James Reid-Anderson

/s/ John Duffey	Chief Financial Officer	November 12, 2010
John Duffey

/s/ Usman Nabi	Director	November 12, 2010
Usman Nabi

/s/ Charles Koppelman	Director	November 12, 2010
Charles Koppelman

/s/ Daniel Murphy	Director	November 12, 2010
Daniel Murphy

/s/ John Baker	Director	November 12, 2010
John Baker

/s/ Jon Luther	Director	November 12, 2010
Jon Luther

/s/ Kurt Cellar	Director	November 12, 2010
Kurt Cellar

/s/ Stephen Owens	Director	November 12, 2010
Stephen Owens

EXHIBIT INDEX

5.1	Opinion of Lance Balk, Esq., Executive Vice President and General Counsel

23.1	Consent of Lance Balk, Esq., Executive Vice President and General Counsel (contained in Exhibit 5.1)

23.2	Consent of Independent Registered Public Accounting Firm

99.1	Six Flags Entertainment Corporation Employee Stock Purchase Plan